Exhibit 99.1

PRESS RELEASE

TRIAD GUARANTY AND LIGHTYEAR CAPITAL ENTER EXCLUSIVE NEGOTIATIONS TO FORM A NEW MORTGAGE INSURANCE COMPANY

WINSTON-SALEM, N.C.–May 2, 2008–Triad Guaranty Inc. (NASDAQ (GS): TGIC) announced today that it has entered into an exclusive arrangement with Lightyear Capital LLC, a New York-based private equity firm focused on financial services, to negotiate definitive agreements that would result in the creation of a new monoline mortgage insurance company. In addition, the new company would provide various forms of administrative and financial support to Triad Guaranty. Lightyear would be the lead investor and Triad Guaranty initially would not have any ownership in the new company.

Triad Guaranty said that it currently expects to complete negotiations and execute the definitive agreements in four to six weeks. Execution of the agreements is subject to a number of conditions, including the approval of Lightyear’s investment committee and Triad Guaranty’s board of directors. Assuming execution of the definitive agreements occurs in May, the transaction is currently expected to close in the third quarter of 2008 and be subject to customary closing conditions, including receipt of all necessary approvals.

The Illinois Department of Insurance, the regulator of Triad Guaranty Insurance Corporation, and the GSEs have been made aware of these negotiations through separate conversations with each by Triad and certain executives at Lightyear responsible for the transaction and each is currently evaluating the information it has received.

Pending completion of the negotiations with Lightyear, Triad Guaranty is continuing to write new mortgage insurance business and working on a remediation plan for presentation to Fannie Mae and Freddie Mac, respectively.

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Although final details of the transactions are still being negotiated, it is currently expected that Lightyear and its investor group would provide up to $400 million in the new Illinois-domiciled private mortgage insurance company with Lightyear expected to commit up to $200 million of this amount. At closing, it is currently expected that certain key members of Triad’s current management and many of its employees would join the new company, which would also purchase certain assets and the right to use certain systems and technologies of Triad. Triad Guaranty Insurance Corporation would enter into voluntary run-off, with the new company providing various forms of administrative and financial support to facilitate the run-off plan. Triad Guaranty has approximately $1 billion in claims paying resources at its disposal and its claims paying activities continue today as usual.

Mark K. Tonnesen, President and CEO, Triad Guaranty Inc. said, “We believe the transactions that we are now actively negotiating with Lightyear offer the best outcome for our customers, policyholders, stockholders and employees given the current industry conditions and capital-raising environment. If completed, we believe these transactions would create a well-capitalized new mortgage insurer and would support our customers, save jobs and continue to help American homebuyers.

“In addition to the benefits to the industry from fresh capital, we believe the new company and our clients will benefit from Lightyear’s deep understanding of the financial services market and its extensive network of relationships in the worlds of mortgage finance and insurance.”

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About Triad Guaranty Insurance Corporation

Triad Guaranty Inc.'s wholly owned subsidiary, Triad Guaranty Insurance Corporation, is a nationwide mortgage insurer providing credit enhancement solutions to its lender customers and the capital markets. This allows buyers to achieve homeownership sooner, facilitates the sale of mortgage loans in the secondary market and protects lenders from credit default-related expenses. For more information, please visit the company's web site at www.triadguaranty.com

About Lightyear Capital

Lightyear Capital is a private equity investment firm providing buyout and growth capital to companies in the financial services industry. Based in New York, Lightyear, through its affiliated funds, has managed approximately $3 billion of committed capital with investments across the financial services spectrum, including asset management, banking, brokerage, financial technology, insurance, leasing, and related business services and other sectors within financial services. Lightyear brings unique strengths and discipline to its investment process, as well as operating, transaction, and strategic management experience, along with significant contacts and resources beyond capital. To date, Lightyear has made several investments in the specialty insurance industry including: NAU Country Insurance Group, an insurance company that specializes in the marketing, sale and underwriting of crop insurance; Delos Insurance Group, a Delaware-domiciled primary underwriter of program specialty insurance; and Antares Holdings Limited, a Bermuda-based specialty insurance underwriter operating through a Lloyd’s of London syndicate, Antares Syndicate 1274. For more information, please visit the company’s web site at www.lycap.com.

Certain of the statements contained in this release are "forward-looking statements" and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include estimates and assumptions related to economic, competitive, regulatory, operational and legislative developments. These forward-looking statements are subject to change, uncertainty and circumstances that are, in many instances, beyond our control and they have been made based upon our current expectations and beliefs concerning future developments and their potential effect on us. Actual developments and their results could differ materially from those expected by us, depending on the outcome of a number of factors, including our ability to enhance our capital resources, the possibility of general economic and business conditions that are different than anticipated, legislative, regulatory, rating agency and other similar developments, changes in interest rates, the housing market, the mortgage industry and the stock market, stronger than anticipated competitive activity, as well as the factors described under "Risk Factors" and under "Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995" in our Annual Report on Form 10-K for the year ended December 31, 2007 and in future filings by us in other reports and statements

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that we file with the Securities and Exchange Commission. Forward-looking statements are based upon our current expectations and beliefs concerning future events and we undertake no obligation to update or revise any forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made.

SOURCE:	Triad Guaranty Inc.

CONTACT:	Jerrold C. Schwartz, Vice President, Marketing, Triad Guaranty Insurance Corporation, 336-723-1282, ext. 1122 or jschwartz@tgic.com

Media contact for Lightyear Capital LLC

Elliot Sloane or Amanda Kiely

Sloane & Company

212-486-9500

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